Exhibit 20.1

PRESS RELEASE

WASTE SERVICES ANNOUNCES
Consent Solicitation
Relating to the
9 1/2% Senior Subordinated Notes due 2014
BURLINGTON, Ontario, September 26, 2008, PRNewswire — FirstCall — Waste Services, Inc. (Nasdaq: WSII) today announced that it has commenced a consent solicitation relating to its 9 1/2% Senior Subordinated Notes due 2014 (CUSIP Number: 94107UAB4). The consent solicitation will expire at 5:00 p.m., New York City time, on October 6, 2008, unless extended by the Company. The consent solicitation is being made pursuant to, and upon the terms and subject to the conditions set forth in, the Consent Solicitation Statement dated September 26, 2008.
The consent solicitation is being conducted in connection with a proposed refinancing of the Company’s existing senior secured credit facilities. Consummation of the consent solicitation is subject to the satisfaction or waiver of certain conditions described in the Consent Solicitation Statement, including the successful refinancing of the Company’s existing senior secured credit facilities and receipt of valid and not validly revoked consents from holders of at least a majority of the aggregate principal amount of outstanding Notes.
Promptly after the Expiration Time, subject to receipt of valid and not validly revoked consents from holders of at least a majority of the aggregate principal amount of outstanding Notes, the Company will execute a supplemental indenture. However, the terms of the supplemental indenture will not become operative unless and until the successful refinancing of the Company’s existing senior secured credit facilities is completed or the condition that it be completed is waived by the Company.
Holders of Notes may withdraw their consent at any time prior to the Expiration Date.
Holders of approximately 70% of the aggregate principal amount of the outstanding Notes have indicated that they will deliver, and not revoke, their consent to the consent solicitation.

Holders who deliver, and do not revoke their consent on or prior to the Expiration Time, will receive a consent payment of 0.75% of the outstanding principal amount of the Notes for which such holder provided consent.
The Company has retained Barclays Capital Inc. as the Solicitation Agent for the consent solicitation. D.F. King & Co., Inc., is the Tabulation and Information Agent for the consent solicitation. Questions regarding the consent solicitation may be directed to the Liability Management Group at Barclays Capital Inc. at 800-438-3242 (toll-free) or 212-528-7581 (collect). Requests for copies of the Consent Solicitation documents may be directed to D.F. King & Co., Inc. at (800) 431-9645 (toll-free) or 212-269-5550 (collect).
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the Company’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.
These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The Company’s web site is www.wasteservicesinc.com. Information on the Company’s web site does not form part of this press release.
For information contact:
Edwin D. Johnson
Executive Vice President and
     Chief Financial Officer
Waste Services, Inc.
561-237-3400